Exhibit 10.3

AGREEMENT

This Agreement is made this 14th day of October among Magellan Petroleum Corporation (“MPC”), Nikolay V. Bogachev (“NVB”), Eastern Rider LLC (“ER”) and Nautilus Technical Group, LLC (“NT”). All of the foregoing are hereinafter referred to as the “Parties”.

1. Recital. MPC is purchasing interests in Nautilus Poplar LLC (“NP”) from White Bear LLC and YEP I, SICAV-FIS, two entities controlled by NVB (“Transaction”). Upon completion of the Transaction, MPC will be the majority owner of NP and ER and NT will be the other members of NP. The Parties wish to set forth matters on which they intend to (i) work in good faith to reach agreement and (ii) discuss, respectively, within the 45 day period following the closing of the Transaction (“Period”).

2. Post Closing Obligations. Subsequent to the closing of the Transaction, and within the Period, MPC, NT and ER agree to (i) secure the release of NVB from any liability for the indebtedness of NP to Jonah Bank; and (ii) amend the Operating Agreement of NT to provide for the right of ER and NT to tag along with MPC upon a sale of a majority of the voting interest in NP and the right of MPC to drag along ER and NT in connection with any sale by MPC of its interest in NP; and (iii) meet, together with NVB, to discuss the general nature and timing of five wells to be drilled by NP within the four years following the closing of the Transaction, with recognition of all Parties that MPC, as the holder of a majority interest in NP, has the right to control the program for such drilling by NP and the timing of such drilling given the prevailing circumstances from time to time affecting the property and business of NP.

3. Meeting of NP Members. Within the Period, MPC, ER and NT shall meet as the Members of NP for a meeting of Members as contemplated under the terms of the NP Operating Agreement to discuss (i) the anticipated terms of funding new drilling projects for NP and subsequent capital contributions required to be contributed to NP to fund such projects; (ii) the continued role at NP of the current employees of NP, as well as possible structure of employment (or engagement, as independent contractors) of such NP employees by MPC for MPC projects, as well as by others for other projects, that are not related to the NP business; (iii) the interest of NP or its members in acquiring the 1.25% interest in the Poplar field held by Phoenix Oil & Gas LLC, which interest lies within the so-called “Area of Interest” under NP’s Operating Agreement, (iv) the possible right of ER and NT under certain circumstances to sell their interests in NP to MPC, and (v) such other matters as any of MPC, NT or ER may seek to discuss at such meeting.

4. Miscellaneous. This Agreement shall be governed by the laws of Colorado and may be executed in counterparts by facsimile or electronically.

NIKOLAY V. BOGACHEV

By:	/s/ Nikolay V. Bogachev

EASTERN RIDER, LLC

By:	/s/ J. Thomas Wilson
Manager

NAUTILUS TECHNICAL GROUP, LLC

By:	/s/ Roland E. Blauer
Manager

MAGELLAN PETROLEUM CORPORATION

By:	/s/ William H. Hastings
Name: William H. Hastings
Title: President and CEO